UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2008

FREEPORT-McMoRan COPPER & GOLD INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9916	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One North Central Avenue
Phoenix, Arizona	85004-4414
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

We are filing with this report copies of each of the (1) Amended and Restated Mining Convention dated as of September 28, 2005, among the Democratic Republic of Congo (DRC), La Générale des Carrières et des Mines (Gécamines), Lundin Holdings Ltd (now called TF Holdings Limited) and Tenke Fungurume Mining S.A.R.L. and (2) Amended and Restated Shareholders Agreement dated as of September 28, 2005, by and between Gécamines and TF Holdings Limited (TF Holdings) and its subsidiaries.  The Amended and Restated Mining Convention and the Amended and Restated Shareholders Agreement are collectively referred to in this report as the Restated Agreements.  Through our 70% interest in TF Holdings, we hold an effective 57.75% interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the DRC and we are the operator of the project.

Background & Summary of Key Terms

In 1996, following an international tender process, the government of the DRC (then called Zaire) and TF Holdings entered into a mining convention for the purpose of developing the concessions (Mining Convention). At the same time, Gécamines and TF Holdings formed Tenke Fungurume Mining S.A.R.L. (Tenke Fungurume Mining) to develop and operate the concessions.  The Mining Convention was signed by the then-current Ministers of Mines, Finance, Plan and Portfolio, and was approved by the government of Zaire.  Following a period of civil war, the promulgation of the 2002 Mining Code and establishment of the internationally recognized Transitional Government in June 2003, the Mining Convention and agreement relating to the formation of Tenke Fungurume Mining were renegotiated. These negotiations resulted in the execution of the Restated Agreements, the key terms of which are summarized below:

•
Tenke Fungurume Mining shares are divided into two classes; Class A shares are held by Gécamines, are non-dilutable, and represent 17.5% of the outstanding shares; Class B shares are held by TF Holdings and its subsidiaries, and represent the remaining 82.5% ownership interest

•
Tenke Fungurume Mining’s board of directors consists of eleven members, of which two are selected by the Class A shareholders and nine are selected by the Class B shareholders; the Class A shareholders appoint the Vice-President and the Class B shareholders appoint the President of Tenke Fungurume Mining

•	The Class B shareholders are responsible for advancing 100% of the required investment; funds advanced earn interest at LIBOR plus 2%
•	Tenke Fungurume Mining is bound, as a matter of contract, to the entire fiscal regime (e.g., taxes, royalties and duties) of the 2002 Mining Code
•
Tenke Fungurume Mining is bound by all applicable laws and regulations of the DRC as stabilized as of the date of the Mining Convention and is required to operate in compliance with environmental standards that are internationally accepted as good mining practice

•	Transfer bonus payments to Gécamines will total $100 million, paid in stages by TF Holdings after certain project development and production benchmarks are satisfied; $65 million has been paid to date
•	Tenke Fungurume Mining is entitled to freely export all of its production and is authorized to hold its funds in bank accounts abroad and in foreign currencies
•	Tenke Fungurume Mining is committed to contract with Gécamines for certain operations services, to provide technical training to its employees, and to introduce modern mining and management techniques
•	Tenke Fungurume Mining is required to establish a social development fund for the benefit of the local community funded by payments of 0.3% of net revenues from production
•	The Restated Agreements remain in force for as long as the concessions are exploitable
•	The Restated Agreements are made in English and in the French languages, both languages being equally valid
•	Any disputes regarding the provisions of the Restated Agreements are subject to international arbitration

In February 2008, we received a letter from the Ministry of Mines, Government of the DRC, seeking our comment on proposed material modifications to the Restated Agreements, including the amount of transfer payments payable to the government, the government’s percentage ownership and involvement in the management of the mine, regularization of certain matters under Congolese law and the implementation of social plans.  The Restated Agreements were negotiated transparently and approved by the Government of the DRC following extended negotiations, and we believe they comply with Congolese law and are enforceable without modifications. We are currently working cooperatively with the Ministry of Mines to resolve these matters while continuing with our project development activities.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan COPPER & GOLD INC.

By: /s/ Kathleen L. Quirk
----------------------------------------
Kathleen L. Quirk
Executive Vice President,
Chief Financial Officer
and Treasurer
(authorized signatory and
Principal Financial Officer)

Date:  September 2, 2008

Freeport-McMoRan Copper & Gold Inc.
Exhibit Index

Exhibit
Number

99.1
Amended and Restated Mining Convention dated as of September 28, 2005, among the Democratic Republic of Congo, La Générale des Carrières et des Mines, Lundin Holdings Ltd. (now TF Holdings Limited) and Tenke Fungurume Mining S.A.R.L..

99.2
Amended and Restated Shareholders Agreement dated as of September 28, 2005, by and between La Générale des Carrières et des Mines and Lundin Holdings Ltd. (now TF Holdings Limited) and its subsidiaries.